EXHIBIT 4.10

PAYING AND CONVERSION AGENCY AGREEMENT

Tranche A U.S.$20,000,000 Floating Rate Secured Bonds due 2009

Tranche B U.S.$40,000,000 Floating Rate Secured Convertible Bonds due 2009

10 SEPTEMBER 2007

ASIA SILICON TECHNOLOGY HOLDINGS INC.

as Issuer

DEUTSCHE BANK AG, HONG KONG BRANCH

as Principal Agent

DEUTSCHE BANK LUXEMBOURG S.A.

as Registrar

and

DB TRUSTEES (HONG KONG) LIMITED

as Trustee

THIS AGREEMENT is made on 10 September 2007

BETWEEN:

(1)

ASIA SILICON TECHNOLOGY HOLDINGS INC., an exempted company incorporated with limited liability in the Cayman Islands whose registered office is at the offices of Offshore Incorporations (Cayman) Limited, Scotia Centre, 4th Floor, P.O. Box 2084, George Town, Grand Cayman KY1-1112, Cayman Islands (the Issuer);

(2)

DEUTSCHE BANK AG, HONG KONG BRANCH at its specified office at 55th Floor, Cheung Kong Center, 2 Queen’s Road Central, Hong Kong, as principal paying, conversion and transfer agent (the Paying Agent, Conversion Agent, Transfer Agent, as applicable, and collectively, the Principal Agent which expression shall, unless the context otherwise requires, include its successors as such principal paying, conversion and transfer agents, which expression shall, unless the context otherwise requires, include any future agents appointed in accordance with this Agreement);

(3)	DEUTSCHE BANK LUXEMBOURG S.A. at its specified office at 2, Boulevard Konrad Adenauer, L-1115, Luxembourg, as registrar (the Registrar, which expression shall, unless the context otherwise requires, include its successors as such registrar); and

(4)

DB TRUSTEES (HONG KONG) LIMITED at its specified office at 55th Floor, Cheung Kong Center, 2 Queen’s Road Central, Hong Kong, as trustee for the persons for the time being holding the Bonds referred to below (the Trustee, which expression shall include its successors as such trustee or any joint trustee).

WHEREAS:

(A)	The Issuer has agreed to issue Tranche A U.S.$20,000,000 Floating Rate Secured Bonds due 2009 (the Tranche A Bonds) and Tranche B U.S.$40,000,000 Floating Rate Secured Convertible Bonds due 2009 (the Tranche B Bonds, and together with the Tranche A Bonds, the Bonds). Each Tranche B Bond is convertible into fully paid shares of the Issuer (the Shares).

(B)	The Bonds are to be constituted by a trust deed (the Trust Deed) dated 10 September 2007 and made between the Issuer, the Trustee and the Security Agent (as defined below).

(C)	The Bonds will be issued in registered form in denominations of U.S.$100,000 and integral multiples of U.S.$1,000 in excess thereof.

(D)	The obligations of the Issuer under the Bonds, this Agreement and the Trust Deed are secured by way of (a) a charge over the assets of the Issuer pursuant to a Security Agreement dated 10 September 2007 between DB Trustees (Hong Kong) Limited as security agent (the Security Agent) and the Issuer (the Security Agreement); (b) a mortgage of shares in Asia Silicon Technology Holdings Limited (AST (HK)) owned by the Issuer pursuant to a Share Mortgage dated 10 September 2007 between the Security Agent and the Issuer (the Share Mortgage); (c) a charge over the assets of AST (HK) pursuant to a Security Agreement dated 10 September 2007 between the Security Agent and AST (HK) (the Security Agreement (AST (HK)); (d) a pledge of equity interest of AST (HK) in Opco on the Issue Date pursuant to a Pledge of Equity dated 10 September 2007 between the Security Agent and AST (HK) and (e) a pledge of equity interest of AST (HK) in Opco acquired as a result of an increase in the registered capital of Opco after the Issue Date pursuant to a Pledge of Equity to be entered into between the Security Agent and AST (HK), each in favour of the Security Agent for the benefit of the holders of the Bonds.

NOW IT IS HEREBY AGREED as follows:

1.	DEFINITIONS

Terms defined or construed in the Bonds or the Trust Deed shall, unless the context otherwise requires, have the same meanings when used herein. In addition:

Agents means the Principal Agent, the Registrar and the other paying, conversion and transfer agents referred to above;

Alternative Clearing System means a clearing system as shall have been designated by the Issuer and approved by the Trustee;

Business Day means a day (other than a Saturday or a Sunday) on which banks are open for general business in Hong Kong, the city in which the specified office of the Principal Agent is located and (in relation to any date for payment or purchase of US.$) New York City;

Register has the meaning set out in Clause 13.1; and

any successor to an Agent means a successor to that Agent appointed at its specified office in accordance with the terms of this Agreement.

2.	APPOINTMENTS

The Issuer appoints the Agents as its agents in respect of the Bonds in accordance with the provisions of the Conditions and this Agreement at their respective offices referred to in this Agreement and the Agents accept such appointments. Subject as provided in Clause 19, references to the Agents are to them acting solely through their respective specified offices. The obligations and duties of the Agents under this Agreement are several and not joint.

3.	AUTHENTICATION; TRANSFER OF GLOBAL CERTIFICATES

3.1	The Global Certificates

(a)	Immediately before issue, the Issuer shall deliver to the Registrar a duly executed Global Certificate representing the Tranche A Bonds and a duly executed Global Certificate representing the Tranche B Bonds. The Registrar (or its agent on its behalf) shall authenticate the Global Certificates upon the written order of the Issuer and arrange for its delivery to a common depositary for Euroclear and Clearstream, Luxembourg.

(b)	Title to the Bonds evidenced by each Global Certificate may be registered in the name of, and each Global Certificate be deposited with, such Alternative Clearing System other than Euroclear or Clearstream, Luxembourg (or a nominee thereof) as the Issuer may from time to time designate with the prior written approval of the Trustee, and shall bear such legend as may be appropriate.

3.2	Transfers of interests in the Global Certificates

Any transfer or exchange of an interest in the Bonds evidenced by a Global Certificate shall be effected in accordance with the rules and procedures of Euroclear or Clearstream, Luxembourg or any relevant Alternative Clearing System, as applicable.

3.3	Exchange of interests in the Global Certificates for definitive Certificates

(a)	Definitive Certificates in respect of interests in any Bonds will not be issued in exchange for interests in the Bonds evidenced by a Global Certificate except in the circumstances provided in paragraph (b) below, provided that, in the event that the Issuer designates an Alternative Clearing System and such designation is approved in writing by the Trustee, title to all or some of the Bonds may be transferred to an Alternative Clearing System or its nominee and definitive Certificates may be issued to evidence such transfer.

(b)	In the event that either Euroclear or Clearstream, Luxembourg (or any Alternative Clearing System on behalf of which the Bonds evidenced by a Global Certificate may be held) is closed for business for a continuous period of 14 days (other than by reason of holidays, statutory or otherwise) or announces an intention permanently to cease business or does in fact do so, the Issuer will cause sufficient definitive Certificates to be executed and delivered to the Registrar in sufficient quantities as advised by the Registrar and the Registrar will authenticate the same for despatch to individual Bondholders in accordance with the Conditions, paragraphs (c) and (d) below and Exhibit E hereto.

(c)	Upon one of the events set forth in paragraph (b) above occurring, a holder of Bonds represented by a Global Certificate will provide the Registrar with a written order containing instructions and such other information as the Issuer and the Registrar may require to complete, execute and deliver such definitive Certificates.

(d)	Upon receipt of the definitive Certificates and the written order referred to in paragraph (c) above, the Registrar shall arrange for the execution and delivery to or upon the order of the person or persons named in such order of an individual definitive Certificate representing Bonds registered in the name or names requested by such person or persons and the Registrar shall alter the entries in the Register in respect of the Bonds accordingly. Payment will only be made to the person whose name appears on the Register.

3.4	Transfer or exchange of definitive Certificates

Subject to the provisions of this Clause 3, Exhibit E hereto and the Conditions, the holder of Bonds represented by definitive Certificates may transfer or exchange such Bonds. Subject to compliance with such provisions, the relevant Transfer Agent and the Registrar shall register the transfer of Bonds represented by definitive Certificates in accordance with Clauses 12 and 13 below.

3.5	Proxies and authorisations

Subject to the provisions of this Agreement, the registered holder of Bonds represented by a Global Certificate may grant proxies and otherwise authorise any person, including participants in Euroclear and Clearstream, Luxembourg and persons that may hold interests through such participants, to take any action that a holder is entitled to take under this Agreement or the Bonds.

3.6	No transfer periods

Notwithstanding anything herein to the contrary, no Bondholder may require the transfer of any Bond during the periods set forth in Condition 4.5.

4.	PAYMENT BY THE ISSUER

4.1	Payment to the Principal Agent

In order to provide for the payment of the principal, premium and/or interest in respect of the Bonds as the same shall become due, the Issuer shall, by 10.00 a.m. (New York City time), unconditionally pay or procure to be paid, to the Principal Agent:

(a)

on maturity or early redemption of any Bonds in an account specified by the Principal Agent for value at least one Business Day prior to the redemption date thereof (or, in the case of the Bonds becoming due and payable pursuant to Condition 12, forthwith upon being required by the Trustee so to make such payment), an amount sufficient (together with any funds then held by the Principal Agent which are available for such purpose) to pay the amount due on redemption of all Bonds so to be redeemed (or the amount due pursuant to Condition 12); and

(b)	for value at least one Business Day before each due date for the payment of interest or other sums payable in respect of the Bonds in accordance with the Conditions, other than sums referred to in paragraph (a) above, an amount sufficient (together with any funds then held by the Principal Agent which are available for such purpose) to pay the interest (if any) or other sums payable then becoming due on the outstanding Bonds.

All amounts deposited with the Trustee or any Paying Agent for the payment of Bonds to the Bondholders but which have not been so paid due to the subsequent conversion of such Bonds (in the case of the Tranche B Bonds) or otherwise shall be immediately returned to the Issuer upon the Issuer’s written request, provided that no interest shall accrue on such amounts and be payable to the Issuer by the Trustee or any Paying Agent.

4.2	Tax

All payments by the Issuer under this Agreement are to be made without set-off, counterclaim, deduction or withholding unless compelled by law in which event the Issuer will pay such additional amounts as will result in receipt of the amounts which would otherwise have been payable by the Issuer under this Agreement in the absence of any such set-off, counterclaim, deduction or withholding.

4.3	Notification of payment

The Issuer shall procure that on or before 10:00 a.m. (New York City time) on the second Business Day prior to each due date for payment of principal, premium and/or interest in respect of the Bonds, the bank through which such payment is to be made will send to the Principal Agent confirmation that it has received from the Issuer an irrevocable instruction to make the relevant payment (by SWIFT).

4.4	Notification in the event of non-payment

The Principal Agent shall forthwith notify the Trustee, the other Agents and the Issuer if it has not, by the due date for payment of principal, premium and/or interest on the Bonds or any of them, received unconditionally in the manner provided in this Clause 4 the full amount of the moneys payable on such due date on or in respect of all such Bonds, as the case may be.

4.5	Interpretation

In this Clause 4, the date on which a payment in respect of the Bonds becomes due means the first date on which the holder of a Bond could claim the relevant payment by transfer to an account under the Conditions, but disregarding the necessity for it to be a Business Day in any particular place of presentation.

5.	PAYMENT BY THE AGENTS

5.1	Payment

Unless they receive a notification from the Principal Agent under Clause 4 the Paying Agents will, subject to and in accordance with the Conditions, pay or cause to be paid on behalf of the Issuer on and after each due date therefor the amounts due in respect of the Bonds and will be entitled to claim any amounts so paid from the Principal Agent. If any payment provided for in Clause 4.1 is made late but otherwise in accordance with this Agreement the Paying Agents will nevertheless make such payments in respect of the Bonds. However, unless and until the full amount of any such payment has been made to the Principal Agent none of the Paying Agents will be bound to make such payments until either the Principal Agent has received the full amount of moneys then due and payable in respect of the Bonds or other arrangements satisfactory to the Principal Agent have been made. If payment of any amount is made to the Principal Agent later than the due date for payment of such amount to the Bondholders, the Principal Agent shall as soon as practicable after receipt thereof give notice to the Bondholders in accordance with Condition 19 that such payment has been made. All payments to be made by the Paying Agents hereunder shall be made without charging any commission or fee to the Bondholders. Nothing contained herein shall require a Paying Agent to make a payment unless and until the Paying Agent has received immediately available funds sufficient to make said payment.

5.2	Reimbursements of Agents

The Principal Agent will on demand promptly reimburse each Paying Agent for payments in respect of the Bonds made by it in accordance with the Conditions and this Agreement. The Issuer shall on demand by the Principal Agent reimburse the Principal Agent for the relevant amount and pay interest to the Principal Agent on such amount that is outstanding from the date on which it is paid out by that Paying Agent to the date of reimbursement by the Issuer at the rate per annum then prevailing at the date of such funding equal to the cost to the relevant Paying Agent of funding the amount paid out plus two per cent. per annum as certified by the Principal Agent.

5.3	Method of payment to Principal Agent

All sums payable to the Principal Agent hereunder will be paid in U.S.$ and in immediately available funds to such account, with such bank in New York City as the Principal Agent may from time to time notify in advance to the Issuer in writing.

5.4	Surrender of Certificates to Paying Agents

The Paying Agents shall accept surrender of Certificates from Bondholders as a condition precedent to payment of principal and premium (if any) where such surrender is required in accordance with the Conditions. At close of business on the second business day (as defined in Condition 9.6) before the due date for payment in respect of the Bonds, and, if Certificates are surrendered later than that, on any business day (as defined in Condition 9.6) thereafter on which Certificates are surrendered, each Paying Agent to whom Certificates have been surrendered will notify the Registrar and the Principal Agent of the identifying numbers of Certificates surrendered to it at that time. Each Paying Agent will cancel Certificates surrendered to it and forward the cancelled Certificates to the Principal Agent for destruction.

5.5	Fees and expenses of the Agents

The Principal Agent will account to each of the other Agents for their fees and expenses in respect of the services performed by them under this Agreement promptly after receipt thereof from the Issuer and the Issuer shall have no responsibility for the apportionment of any such payments.

5.6	Agents of the Trustee

The Principal Agent, the Registrar or the other Agents shall, on demand by the Trustee by notice in writing given to them at any time after any Event of Default or Potential Event of Default has occurred, until notified by the Trustee to the contrary, so far as permitted by applicable law:

(a)	act thereafter as agents of the Trustee under the Trust Deed and the Bonds on the terms of this Agreement (with consequential amendments as necessary and except that the Trustee’s liability for the indemnification, remuneration and all other expenses of the Agents and the Registrar will be limited to the amounts for the time being held by the Trustee in respect of the Bonds on the trusts of the Trust Deed) and thereafter hold all Certificates and all moneys, documents and records held by them in respect of the Bonds to the order of the Trustee; and/or

(b)	deliver up all Certificates and all moneys, documents and records held by them in respect of the Bonds to the Trustee or as the Trustee shall direct in such notice or subsequently, provided that this Clause 5.6(b) shall not apply to any documents or records which the Principal Agent, the Registrar or the relevant Agent is obliged not to release by any law or regulation to which it is subject.

5.7	Notices of change of the Trustee

The Issuer shall forthwith give notice to the Principal Agent of any change in the person or persons who act as the Trustee under the Trust Deed.

6.	CONVERSION

6.1	Conversion duties of Conversion Agents

Each Conversion Agent shall during normal business hours (local time in the place where the specified office of the relevant Conversion Agent is located) (a) accept deposit on behalf of the Issuer of any Conversion Notice (which may, in such case, be delivered by facsimile transmission); and (b) require the Issuer to pay all Conversion Taxes (as defined in Condition 8.3(c) of the Conditions for the Tranche B Bonds).

6.2	Global Certificate representing the Tranche B Bonds

The Tranche B Bonds represented by the relevant Global Certificate shall be converted in the manner set out herein and in the Conditions for the Tranche B Bonds, provided that:

(a)	the relevant Global Certificate need not be deposited with the relevant Conversion Agent together with the relevant Conversion Notice;

(b)	the Conversion Notice for the Tranche B Bonds represented by the relevant Global Certificate may be completed and deposited by or on behalf of an account holder of Clearstream, Luxembourg or Euroclear or an Alternative Clearing System in which the Tranche B Bonds to be converted are held at the time of conversion, which has an interest in such Tranche B Bonds;

(c)	the Tranche B Bonds which have been converted will be rendered void forthwith and the relevant Global Certificate shall be annotated accordingly without cancellation of that Global Certificate; and

(d)	the holding of an interest in the Tranche B Bonds by an account holder of Clearstream, Luxembourg or Euroclear or an Alternative Clearing System in which the Tranche B Bonds are held at the time of conversion will be confirmed by the relevant clearing system with the relevant Conversion Agent.

6.3	Non-exercise Notices

(a)	A Bondholder may elect not to exercise the Conversion Right in accordance with Condition 8.3(a) by completing, executing and depositing at its own expense during business hours at the specified offices of any Conversion Agent a notice in the form specified in Exhibit B hereto (a Non-exercise Notice) in duplicate. That Conversion Agent shall verify that the Non-exercise Notice (in duplicate) has been duly completed in accordance with its terms and purports to have been signed by or on behalf of the Bondholder named therein and endorse the Non-exercise Notice to that effect.

(b)	A Non-exercise Notice, once deposited, may not be withdrawn without the written consent of the Issuer (with a copy of such consent together with a copy of the relevant Non-exercise Notice sent to the relevant Conversion Agent at the same time).

(c)	Upon receipt of original Non-exercise Notices in accordance with this Clause 6.3, and notwithstanding the provisions of Clause 6.3(e) below, the Principal Agent will send by post (at the cost and expense of the Issuer) to the Issuer the original Non-exercise Notice (if applicable) as soon as reasonably practicable following any such request by the Issuer.

(d)	Following receipt of the Non-exercise Notice by a Conversion Agent other than the Principal Agent and the fulfilment of Clause 6.3(a), such Conversion Agent shall:

(i)	as soon as reasonably practicable send by facsimile transmission a copy of such Non-exercise Notice to the Principal Agent; and

(ii)	as soon as practicable and in any event within five Business Days after receipt by it of the Non-exercise Notice despatch by post (at the cost and expense of the Issuer), the original Non-exercise Notice (if applicable) to the Principal Agent.

(e)	Upon receipt of a Non-exercise Notice and in any event no later than five Business Days following such receipt by the Principal Agent (either as a result of deposit of the original by a Bondholder with the Principal Agent in its capacity as Conversion Agent or as a result of receipt of the facsimile of such Non-exercise Notice pursuant to Clause 6.3(d)(i) above) and fulfilment of the conditions in Clause 6.3(a), the Principal Agent in its capacity as Conversion Agent shall despatch as soon as practicable and in any event within five Business Days after receipt by it of the Non-exercise Notice, the original Non-exercise Notice (if applicable) to the Issuer.

6.4	Conversion Notices held by Conversion Agents

On deposit of a Conversion Notice (in duplicate) in accordance with Clause 6.1, the Conversion Notice so deposited shall be deemed to be held by the relevant Conversion Agent as the agent of the Issuer. A Conversion Notice, once deposited, may not be withdrawn without the written consent of the Issuer (with a copy of such consent together with the relevant Conversion Notice sent to the relevant Conversion Agent at the same time).

6.5	Notification by Conversion Agents

(a)	Immediately following deposit of a Conversion Notice in accordance with Clause 6.1, the Conversion Agent with which they were deposited shall verify that the Conversion Notice (in duplicate) has been duly completed in relation to the Tranche B Bonds, which are the subject of the purported conversion, in accordance with its terms and purports to have been signed by or on behalf of the Bondholder named therein and endorse the Conversion Notice to that effect. Following receipt of original Conversion Notices in accordance with this Clause 6.5, and notwithstanding the provisions of Clause 6.5(c)(ii) below, the Principal Agent will send by post (at the cost and expense of the Issuer) to the Issuer the original Conversion Notice (if applicable) as soon as reasonably practicable following any such request by the Issuer.

(b)	As soon as reasonably practicable following receipt of the Conversion Notice by a Conversion Agent other than the Principal Agent and the fulfilment of the conditions in Clause 6.5(a), such Conversion Agent shall:

(i)	send by facsimile transmission a copy of such Conversion Notice to the Principal Agent; and

(ii)	despatch as soon as practicable and in any event within five Business Days after the Conversion Date by post (at the cost and expense of the Issuer), the original Conversion Notice (if applicable) to the Principal Agent.

(c)	Upon receipt of the Conversion Notice and in any event no later than five Business Days following such receipt by the Principal Agent (either as a result of deposit of the original by a Bondholder with the Principal Agent in its capacity as Conversion Agent or as a result of receipt of the facsimile of such Conversion Notice pursuant to Clause 6.5(b)(i) above) and fulfilment of the conditions in Clause 6.5(a), the Principal Agent in its capacity as Conversion Agent shall:

(i)	notify the Issuer in the manner specified in Exhibit C hereto (a Conversion Agent Notification) of the name and address of the person in whose name the Shares issuable upon conversion are to be registered and, if applicable, details of the securities account to be credited with the Shares issuable upon conversion (together with a copy of the Conversion Notice(s));

(ii)	despatch as soon as practicable and in any event within five Business Days after the Conversion Date the original Conversion Notice (if applicable) to the Issuer; and

(iii)	without any further notice or confirmation from the Issuer, and in any event no later than the Conversion Date, instruct the Registrar to remove the name of each Bondholder of the Tranche B Bonds from the Register.

(d)	Where a Conversion Notice is received which requires the Shares (or other securities, property or cash) issuable on conversion of the Tranche B Bonds to which it relates to be dealt with in different ways for specified principal amounts (which must be U.S.$100,000 each and integral multiples of U.S.$1,000 in excess thereof) of the Tranche B Bonds, the Principal Agent receiving the Conversion Notice may, and if requested by the Bondholder depositing the Conversion Notice, shall, treat each specified principal amount of the Tranche B Bonds as if it were subject to its own Conversion Notice and prepare and send the details referred to in Clause 6.5(c) separately for each such specified principal amount (and, for the avoidance of doubt so they are not aggregated for the purpose of calculating the number of Shares, or amount of other property, issuable on conversion).

6.6	Delivery by the Issuer

(a)	On the Business Day immediately following the Conversion Date, the Issuer will send a notification (in the manner specified in Exhibit D hereto) by facsimile to the Conversion Agent which has initially received the relevant Conversion Notice or (if no Conversion Notice has been given) the Principal Agent (and will send a copy to the Principal Agent (if it is not the Agent which received the relevant Conversion Notice and has not received notice under this paragraph) and the Registrar), confirming that delivery, despatch or payment in accordance with such Conversion Notice (or otherwise in accordance with the relevant Bondholder’s instructions or the Conditions) of the certificate or certificates for the relevant Shares and/or securities, property or cash required to be delivered and/or paid upon conversion has been made.

(b)	In addition, upon delivery and despatch of the certificate(s) for the relevant Shares issued on conversion to the relevant Bondholder, the Issuer shall send confirmation by facsimile to the Conversion Agent which has sent the relevant Conversion Notice or (if no Conversion Notice has been given) the Principal Agent (and will send a copy to the Principal Agent (if it is not the Agent which received the relevant Conversion Notice and has not received notice under this paragraph) and the Registrar) that the relevant Bondholder or other person nominated in the Conversion Notice has been registered as the owner of the relevant Shares issued on conversion.

(c)	Promptly upon receipt of the confirmation referred to in Clause 6.5(b) of registration in the register of shareholders or notification that cash has been paid upon conversion (but not before), the Registrar shall remove the name of the relevant Bondholder from the Register.

6.7	Issuer to provide Conversion Notices, Non-exercise Notices and IPO Certificate

(a)	As soon as is practicable following a request from time to time, the Issuer will provide the Conversion Agents with copies of the form of Conversion Notice. If required by any Bondholder, the Conversion Agents shall make Conversion Notices in the current form available to Bondholders.

(b)	As soon as is practicable following a request from time to time, the Issuer will provide the Conversion Agents with copies of the form of Non-exercise Notice. If required by any Bondholder, the Conversion Agents shall make Non-exercise Notices in the current form available to Bondholders.

(c)	The Issuer will provide the Conversion Agents and the Trustee with an original or, as the case may be, a copy of the IPO Certificate (as defined in the Conditions for the Tranche B Bonds) in accordance with Condition 8.1(b) of the Conditions for the Tranche B Bonds. If required by any Bondholder, the Conversion Agents shall make the IPO Certificate available to Bondholders for inspection.

6.8	Identification codes

Each Conversion Notice deposited with a Conversion Agent and each facsimile transmission sent and letter delivered in respect of a Conversion Notice pursuant to the foregoing provisions of this Clause by any Conversion Agent shall indicate the identification code designated below for that Conversion Agent, followed by the words “Tranche B Asia Silicon Technology Holdings Inc. Floating Rate Secured Convertible Bonds due 2009 (US$)”, and shall bear the lowest number previously unused by that Conversion Agent in the sequence of whole numerals starting from one and continuing in uninterrupted sequence upwards, for identification. All confirmatory or subsequent communications (regardless of the identity of the sender or the recipient thereof) with regard to the conversion, receipt, delivery and/or payment of Shares and/or any other securities, property and cash relating to such Conversion Notice shall bear the same identifying number as well as the identification code of the relevant Conversion Agent.

The identification codes of the Conversion Agents shall be as follows:

Deutsche Bank AG, Hong Kong Branch DBHK

Thus, by way of example, the reference to be used for the fifth Conversion Notice deposited with the Principal Agent and for each facsimile transmission and letter relating thereto would be “DBHK 05/Tranche B Asia Silicon Technology Holdings Inc. Floating Rate Secured Convertible Bonds due 2009 (US$)/05”.

6.9	Fees and expenses of conversion

The Issuer shall pay all stamp, issue, registration, excise, and similar taxes and duties and transfer costs (if any) payable with respect to the deposit of the Tranche B Bonds for conversion and the issue and delivery of Shares (other than those taxes and duties payable by the relevant Bondholder as expressly provided in the Conditions for the Tranche B Bonds), all expenses arising in the Cayman Islands on the issue of Shares on conversion of the Tranche B Bonds and all charges and expenses of the Conversion Agents in connection therewith.

6.10	Taxes and duties

The Conversion Agent is not under any obligation to determine whether a Bondholder of Tranche B Bonds is liable to pay any taxes or duties, including stamp, issue, registration or similar taxes and duties upon the conversion of the Tranche B Bonds.

7.	EARLY REDEMPTION

7.1	Notice of redemption

If the Issuer intends to redeem all but not some only of the Bonds under Condition 10.2 of the Conditions, Condition 10.3(b) of the Conditions for the Tranche A Bonds or Condition 10.3 of the Conditions for the Tranche B Bonds it shall, at least five days before the latest date for the publication of the notice of redemption required to be given to Bondholders in accordance with Condition 19, give prompt notice in writing of its intention to the Principal Agent and the Trustee stating the date on which such Bonds are to be redeemed and the price of redemption the Bonds.

7.2	Redemption notice

On behalf of and at the request and expense of the Issuer, the Principal Agent shall publish the notice in accordance with Condition 19, in the form approved by the Issuer, required in connection with such redemption. Such notice shall specify the details in accordance with Condition 10.6. The Principal Agent shall forthwith notify the other Paying Agents of the contents of such notice.

7.3	Effect of notice of redemption

Once a notice of redemption is provided in accordance with Condition 19, Bonds called/put for redemption become due and payable on the date fixed for redemption of the Bonds at the redemption price stated in the relevant notice. Upon surrender of any Certificate in respect of such Bond for redemption in accordance with said notice, such Bond shall be paid by the Issuer at the redemption price in accordance with the Conditions.

8.	CANCELLATION OF BONDS

8.1	Cancellation by Agents

All Bonds which are redeemed, converted or purchased by the Issuer or any of its Subsidiaries shall be cancelled by the removal of the relevant Bondholder’s name from the Register by the Registrar and cancellation of the corresponding Certificates (or appropriate amendment of the relevant Global Certificate if the Bonds are represented thereby) by the Agent to which they were surrendered or with which they were deposited.

8.2	Cancelled Certificates

Each Agent shall (unless it is itself the Principal Agent) give all relevant details for the purposes of Clause 8.3 to, and shall forward Certificates cancelled by it promptly to, the Principal Agent or, as the case may be, its designated agent.

8.3	Certification of payment details

Subject to receipt of the information described in Clause 8.2, the Principal Agent shall as soon as reasonably practicable, upon a request in writing from any of the Issuer, the Trustee and the Registrar, furnish the Issuer and the Trustee and the Registrar with a certificate signed by its duly authorised officer stating (as applicable) (a) the aggregate amounts paid in respect of Bonds redeemed or paid and cancelled, (b) the aggregate principal amount of Tranche B Bonds converted and cancelled, (c) the identifying numbers of such Bonds and (d) that such Bonds have been cancelled. Such certification may be accepted by the Trustee without further enquiry as conclusive evidence of repayment or discharge pro tanto of the Bonds, of payment of interest thereon (if any) or (as the case may be) of the issue of replacement Certificates.

8.4	Destruction of cancelled Certificates

Unless otherwise instructed by the Issuer, the Principal Agent or its designated agent shall destroy the cancelled Certificates in its possession or held to its order and furnish to the Issuer and the Trustee upon request, a certificate of such destruction duly signed by its authorised officer.

8.5	Records

Subject to receipt of the relevant information, the Principal Agent shall keep a full and complete record of all Bonds and of their redemption, conversion, payment, cancellation, despatch to the Issuer and replacement (as appropriate) and shall make such record available at all reasonable times during office hours to the Issuer, the Trustee and the other Agents. Notwithstanding the foregoing, the Principal Agent shall not be required to keep a record of the Register.

8.6	Identifying numbers

The Registrar shall notify the Principal Agent of the identifying numbers of the Bonds and the definitive Certificates which are issued and the same shall form the basis of the records to be kept by the Principal Agent.

9.	ISSUE OF REPLACEMENT CERTIFICATES

9.1	Stocks of Certificates

From time to time after such time (if ever) as Bonds may be transferred into a name other than that of the holder of a Global Certificate, the Issuer will cause a sufficient quantity of additional blank Certificates (other than the Global Certificates) to be available, upon request, to the Registrar at its specified office in Luxembourg for the purpose of delivering replacement Certificates as provided below. The Issuer will promptly notify the Trustee and the Registrar (and the Paying Agents, if applicable) if the authorised officer of the Issuer whose facsimile signature appears on such stocks of replacement Certificates ceases to be so authorised. In such circumstances the Issuer will promptly, properly and validly appoint a replacement authorised officer and upon the request of the Registrar or the Trustee promptly deliver to the Registrar such number of replacement Certificates as it may reasonably request, duly signed manually or in facsimile by such replacement authorised officer. Upon receipt of such replacement Certificates, the Registrar or its agent will be deemed to have been authorised by the Issuer to destroy any previous replacement Certificates and will notify the Issuer of such destruction.

9.2	Replacement

The Registrar will, subject to and in accordance with Condition 17 and the following provisions of this Clause, authenticate and deliver or cause to be authenticated and delivered (directly or, if applicable, through the relevant Agent) any replacement Certificates which the Issuer may determine to issue or deliver in place of Certificates which have been mutilated, defaced, lost, stolen or destroyed. The Registrar will inform the Issuer upon receiving any request from a Bondholder (directly or, if applicable, through the relevant Agent) for the issue of a replacement Certificate.

9.3	Conditions of replacement

The Registrar will verify with the relevant Agent, in the case of an allegedly lost, stolen or destroyed Certificate in respect of which the identifying number is known or believed to be known, that the Bond in respect of which such Certificate is issued has not been redeemed or converted or purchased by the Issuer and cancelled and the Registrar shall not deliver or cause to be delivered any replacement Certificate unless and until the applicant therefor shall have:

(a)	paid such costs, taxes and duties as may be incurred in connection therewith;

(b)	furnished the Registrar (directly or, if applicable, through the relevant Agent) with such evidence (including evidence as to the identifying number of the Certificate in question if known) and indemnity as the Issuer and the Registrar may reasonably require; and

(c)	surrendered to the Registrar (directly or, if applicable, through the relevant Agent) any mutilated or defaced Certificate to be replaced.

9.4	Cancellation of replaced Certificates

The Registrar shall cancel or procure the cancellation of any mutilated or defaced Certificates surrendered to it for replacement. Unless otherwise instructed by the Issuer, the Registrar shall destroy or procure the destruction of such cancelled Certificates and upon request by the Issuer or the Trustee, furnish the Issuer, the Trustee and the Principal Agent with a certificate confirming such destruction and containing the information specified in Clause 8.3.

9.5	Notification

The Registrar shall, on delivering (either directly or, if applicable, through the relevant Agent) any replacement Certificate, forthwith inform the Issuer and each of the other Agents, of the identifying number of such replacement Certificate and (if known) of the identifying number of the definitive Certificate and the relevant Bonds in place of which such replacement Certificate has been delivered.

9.6	Records

The Registrar shall keep a full and complete record of all replacement Certificates delivered (either directly or, if applicable, through the relevant Agent) and shall make such record available during office hours at all reasonable times to the Issuer, the Trustee and the Principal Agent.

9.7	Notice of presentation of replaced Certificates

Whenever any Certificates alleged to have been lost, stolen or destroyed in replacement for which a new Certificate has been issued shall be surrendered or delivered to an Agent prior to payment or for conversion, the Agent shall immediately send notice thereof to the Issuer, the Registrar and the Principal Agent.

10.	DETERMINATION AND NOTIFICATION OF RATES OF INTEREST, INTEREST AMOUNTS AND INTEREST PAYMENT DATES

10.1	The Principal Agent shall determine the Rate of Interest applicable to each Interest Period, the Interest Amount payable in respect thereof and the relevant Interest Payment Date all subject to and in accordance with the Conditions.

10.2	The Issuer undertakes that, for so long as it is required to do so in accordance with the Conditions, it shall ensure that there shall at all times be four Reference Banks.

10.3	The Principal Agent shall not be responsible to the Issuer or any third party for any failure of the Reference Banks to fulfil their duties or meet their obligations as Reference Banks or (except in the event of its own fraud, gross negligence or wilful default) as a result of the Principal Agent having acted on any certificate given by any Reference Bank which subsequently may be found to be incorrect.

10.4	The Principal Agent shall notify the Issuer, the Trustee and the Paying Agents by telex or fax of each Rate of Interest, Interest Amount and Interest Payment Date as soon as practicable after the determination thereof, and the Principal Agent shall promptly notify the Registrar thereof.

10.5	The Principal Agent shall use its reasonable endeavours to cause each Rate of Interest, Interest Amount and Interest Payment Date to be published in accordance with Condition 19 as soon as possible after their determination but in no event later than the second Business Day (as defined in Condition 7) in Hong Kong thereafter.

10.6	If the Principal Agent does not for any reason determine and/or publish the Rate of Interest, Interest Amount and/or Interest Payment Date in respect of any Interest Period as provided in this Clause 10, it shall forthwith notify the Issuer, the Trustee and the Paying Agents of such fact.

11.	NOTICE OF ANY WITHHOLDING OR DEDUCTION

If the Issuer is, in respect of any payment in respect of the Bonds, compelled to withhold or deduct any amount for or on account of any Taxes as contemplated by Condition 11, the Issuer shall give notice to the Paying Agents as soon as it becomes aware of the requirement to make the withholding or deduction and shall give to the Paying Agents such information as the Paying Agents shall require to enable them to comply with the requirement.

12.	DUTIES OF THE TRANSFER AGENTS IN RESPECT OF TRANSFERS

If and to the extent specified by the Conditions and in accordance therewith and the terms of this Agreement or if otherwise requested by the Issuer, each Transfer Agent will:

(a)	receive requests for the transfer of Bonds, inform the Registrar, forward the deposited Certificate(s) to the Registrar and assist in the issue of a new Certificate in accordance with the Regulations referred to in Clause 15 and in particular forthwith notify the Registrar of (i) the name and address of the holder of the Bond, (ii) the identifying number of the relevant Certificate and the relevant Bonds, (iii) (where not all Bonds in respect of which a Certificate was issued are to be transferred) the number of Bonds transferred and their identifying numbers, and (iv) the name, address and account for payments (if any) of the transferee to be entered on the Register;

(b)	keep the Registrar informed of all transfers; and

(c)	carry out such other acts as may be necessary to give effect to the Conditions and the other provisions of this Agreement.

13.	DUTIES OF THE REGISTRAR

13.1	The Register

The Registrar shall maintain a register (the Register) outside the United Kingdom and Hong Kong in accordance with the Conditions and the Regulations referred to in Clause 15. The Register shall:

(a)	show the amount of Bonds and the date of issue and all subsequent transfers and changes of ownership in respect thereof and the names and addresses of the holders of Bonds;

(b)	at all reasonable times during office hours be made available to the Issuer, the Trustee, the other Agents or any person authorised by any of them for inspection at the applicant’s expense and for the taking of copies thereof or extracts therefrom and the Registrar shall deliver to such persons all such lists of holders of Bonds, their addresses, registered accounts, holdings and other details as they may request; and

(c)	include a record of the identifying number allocated to each Bond and the identifying number allocated to each definitive Certificate which is issued. Each Certificate will carry the identifying number of the Bond or Bonds in respect of which it is issued, as well as its own identifying number.

The Registrar will maintain proper records in relation to the title to any of the Bonds including all forms of transfer, probates, letters of administration and powers of attorney. The provisions set forth in Exhibit E hereto shall apply in relation to the maintenance of the Register and the transfer of Bonds. The Registrar will enter in the Register the details of all redemptions or conversions or purchases and cancellation of Bonds notified to it as aforesaid and the Registrar will comply with the proper and reasonable requests of the Issuer with respect to the maintenance of the Register and will provide to the Issuer, the Trustee and other Agents such information with respect thereto as may be requested by the Issuer or may be reasonably required by the Trustee or the other Agents for the proper performance of their respective duties.

13.2	Transfers

Upon receipt of any requests for the transfer of Bonds the Registrar shall, so long as the definitive Certificates have been deposited with a Transfer Agent, effect the necessary entries, authenticate and issue new Certificates in accordance with the Regulations referred to in Clause 15 and deliver the new Certificate(s) to the relevant Agent.

13.3	Replacement

The Registrar will also have certain duties in connection with the replacement of certificates, which duties are set out in Clause 9.

14.	DOCUMENTS AND CERTIFICATES FOR THE REGISTRAR

14.1	Supply of Certificates

From time to time after such time (if ever) as Bonds may be transferred to a name other than that of the holder of a Global Certificate, the Issuer will deliver to the Registrar and each Transfer Agent in reasonably sufficient time for the performance of its duties hereunder:

(a)	a supply of blank definitive Certificates sufficient to meet the Registrar and each Transfer Agent’s anticipated requirements as specified by the Registrar for Certificates upon effecting the transfers required by the holder of a Global Certificate; and

(b)	from time to time, so long as any Bond is outstanding, sufficient additional blank definitive Certificates as may be required by the Registrar for the performance of the Registrar’s and each Transfer Agent’s duties.

14.2	Safekeeping of Certificates

Each Transfer Agent and the Registrar shall maintain in safekeeping all Certificates and blank Certificates delivered to and held by it and shall ensure that Certificates are issued only in accordance with the Conditions (including the provisions of each Global Certificate) and the provisions of this Agreement.

14.3	Information

Within seven Business Days of any request therefor by the Issuer or any Agent, so long as any of the Bonds are outstanding, each Transfer Agent and the Registrar shall certify to the Issuer and the relevant Agent the number of blank Certificates held by it hereunder.

15.	INFORMATION AND REGULATIONS CONCERNING THE BONDS

15.1	Provision of information

Each Agent will give to the other Agents such further information with regard to their activities hereunder as may reasonably be required by them for the proper carrying out of their respective duties.

15.2	Regulations

The Issuer may, subject to the Conditions, from time to time with the approval of the Registrar and the Trustee promulgate regulations (the Regulations) concerning the carrying out of transfers of Bonds and the forms and evidence to be provided. All such transfers will be made subject to the Regulations. The initial Regulations are set out in Exhibit E. The Registrar shall, at the expense of the Issuer, provide copies of the current Regulations to Bondholders (free of charge) upon request in accordance with Condition 4.6.

16.	REMUNERATION

16.1	Fees

The Issuer will, in respect of the services to be performed by the Principal Agent and the Registrar and the other Agents under this Agreement, the Conditions and the Trust Deed pay to the Principal Agent the commissions, fees and expenses as separately agreed in writing with the Principal Agent and the Issuer need not concern itself with the apportionment of such moneys as between the Principal Agent, the Registrar and the other Agents. The Principal Agent’s receipt of such monies shall be a complete discharge of the Issuer’s obligation to pay the same.

16.2	Costs

The Issuer will pay to the Principal Agent all out-of-pocket expenses (including, without limitation, advertising and insurance expenses and the fees and expenses of legal advisers) properly incurred by any Agent and the Registrar in connection with its services performed under this Agreement, the Conditions and the Trust Deed promptly upon receipt from the Principal Agent of notification of the amount of such expenses together with the relevant invoices and/or receipts.

16.3	Distribution to Agents

The Principal Agent will be responsible for distributing the remuneration of the Agents and the Registrar and their relevant costs and expenses promptly upon receipt of the moneys therefor from the Issuer. The Issuer need not be concerned with the appointment of such moneys as between the Agents.

16.4	Stamp duties

The Issuer will pay or reimburse all stamp, registration and other similar taxes, fees or duties, if any, to which this Agreement may be subject on execution, issue, payment or enforcement.

16.5	Obligations to survive

Any outstanding obligations of the Issuer to the Agents and the Registrar under this Clause 16 shall survive the termination of this Agreement, the Conditions and the Trust Deed and the resignation or removal of any of the Agents or the Registrar.

17.	FUNDS HELD BY PRINCIPAL AGENT

17.1	Repayment

Any sums paid by, or by arrangement with, the Issuer to the Principal Agent pursuant to the terms of this Agreement shall not be required to be repaid to the Issuer unless and until the Bonds in respect of which such sums were paid shall have been converted or redeemed or purchased and cancelled or claims in respect of such sums shall have become prescribed under Condition 13, but in any of these events the Principal Agent shall (provided that all other amounts due under this Agreement shall have been duly paid), save as mentioned below, forthwith repay to the Issuer upon its written request sums (without interest) equivalent to the amounts which would otherwise have been payable on the relevant Bonds together with any fees previously paid (except for any commissions, fees and expenses paid by the Issuer pursuant to Clause 16) to the Principal Agent in respect of such Bonds.

17.2	Use of moneys

The Principal Agent shall be entitled to deal with moneys paid to it by the Issuer for the purposes of this Agreement in the same manner as other moneys paid to a banker by its customers and shall not be liable to account to the Issuer (or any other Person) for any interest thereon, save as otherwise agreed between the Issuer and the Principal Agent. No Agent shall exercise any right of set-off or lien or similar claim over moneys paid to it or by it under this Agreement. Unless required by law, moneys held by the Principal Agent need not be segregated.

18.	MISCELLANEOUS

18.1	Publication of notices

On behalf and at the written request and expense of the Issuer, the Principal Agent will as soon as practicable cause to be published any notices required to be given by the Issuer or the Trustee in accordance with this Agreement, the Trust Deed or any of the Conditions. The Issuer shall provide the Principal Agent with signed copies of any notices to be published at least five Business Days prior to the date of publication.

18.2	Notices to the Trustee

Upon each occasion that the Issuer gives to the Trustee any notice in connection with the Bonds, the Issuer shall at the same time give a similar notice to the Principal Agent.

18.3	Voting

Each of the Agents shall perform the functions described as being performed by it in schedule 3 to the Trust Deed and shall keep a full and complete record of forms of proxy issued by it.

18.4	No implicit duties

The Agents shall be obliged to perform such duties, and only such duties, as are herein and in the Conditions specifically set forth, and no implied duties or obligations shall be read into this Agreement or the Conditions against any of them.

18.5	No agency or trust

In acting hereunder and in connection with the Bonds, the Agents shall act solely as agents of the Issuer (or, where a notice given by the Trustee pursuant to Clause 5.6 shall not have been withdrawn, the Trustee) and will not thereby assume any obligations towards, or relationship of agency or trust for, any of the Bondholders and shall not be concerned with the interests of any Bondholders.

18.6	Taking of advice

Any of the Agents (at the expense of the Issuer) may consult with legal or other professional advisers satisfactory to it, and the opinion of such advisers shall be full and complete protection in respect of any action taken, omitted or suffered hereunder in good faith and in accordance with the opinion of such advisers.

18.7	Liability

Subject to Clause 18.8, the Agents shall be protected and shall incur no liability for or in respect of any action taken, omitted or suffered in reliance upon any instruction, request or order from the Issuer or the Trustee, or any Bond, Certificate, form of transfer, Conversion Notice, resolution, direction, consent, certificate, affidavit, statement, facsimile transmission, electronic message or other paper or document reasonably believed by it to be genuine and to have been delivered, signed or sent by the proper party or parties. The Agents shall not be under any obligation to take any action hereunder which may involve it in any expense or liability, the payment of which within a reasonable time is not, in its opinion, assured to it, or would be contrary to applicable law or regulation.

18.8	Indemnity by the Issuer

The Issuer will indemnify each of the Agents against any losses, liabilities, costs, claims, actions, demands, damages or expenses which any of them may incur or which may be made against it as a result of or in connection with its appointment or the exercise or non-exercise by it of its powers, discretions and duties, except such as may result from its own fraud, wilful default or gross negligence or that of its directors, officers, employees or agents. Except in the case of fraud, wilful default or gross negligence, no Agent shall be liable either for any act or omission under this Agreement, or if any Bond, Certificate, form of transfer or Conversion Notice shall be lost, stolen, destroyed or damaged. Notwithstanding the foregoing, under no circumstances will the Agents be liable to the Issuer or any other party to this Agreement for any consequential loss (being loss of business, goodwill, opportunity or profit) or any special or punitive damages of any kind whatsoever; in each case however caused or arising and whether or not foreseeable, even if advised of the possibility of such loss or damage except in the case of fraud, gross negligence, or will default on the part of the Agents. The provisions of this Clause 18.8 shall survive the resignation or removal of any Agent or the Registrar and the termination of this Agreement.

18.9	Entitlement to treat holder as owner

Except as ordered by a court of competent jurisdiction or may be required by law, each of the Agents shall (whether or not the relevant Bond is overdue and regardless of any notice of ownership, trust or any interest, or writing on, or the loss or theft of, the Certificate issued in respect of it) be entitled to treat the registered holder of any Bond as the absolute owner for all purposes.

18.10	Copies of documents

So long as any of the Bonds remains outstanding, the Issuer shall upon request provide the Agents with a sufficient number of copies of the Trust Deed and of each of the documents which are sent to the Trustee or which are required to be made available by stock exchange regulations relating to the Bonds, to be available and, subject to being provided with such copies, each of the Agents will procure that such copies shall be available at its specified office during normal office hours for examination by Bondholders and that copies thereof will be furnished to Bondholders upon request at their own expenses.

18.11	Acquisition of Bonds

Any Agent, their affiliates and each of their respective officers, directors and employees, may become the owner of, or acquire any interest in, any Bonds or Shares with the same rights that it or they would have if it or they were not appointed hereunder, and may engage or be interested in any financial or other transaction with the Issuer and may act on, or as depositary, trustee or agent for, any committee or body of holders of Bonds or other obligations of the Issuer as freely as if it were not appointed hereunder.

18.12	Merger

Any corporation into which any Agent may be merged or converted or any corporation with which any Agent may be consolidated or any corporation resulting from any merger, conversion or consolidation to which any Agent shall be a party or any corporation succeeding to all or substantially all of the corporate trust business of any Agent shall, to the extent permitted by applicable law, be the successor Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto. Notice of any such merger, conversion or consolidation shall forthwith be given to the Issuer, the Trustee and the Bondholders.

18.13	Authorised signatories

Upon the execution of this Agreement and thereafter as soon as practicable upon any change of the same, the Issuer shall deliver to each Agent a list of the authorised signatories of the Issuer for the purposes of this Agreement, together with certified specimen signatures of the same.

19.	CHANGES IN AGENTS

19.1	Appointment and termination of appointment

The Issuer may appoint further or other Agents. The Issuer may also terminate the appointment of any Agent at any time subject to the prior written approval of the Trustee (which shall not be unreasonably withheld or delayed). Such termination shall be effective by giving:

(a)	to the Trustee;

(b)	in the case of any Agent other than the Principal Agent, to the Principal Agent; and

(c)	to the Agent whose appointment is to be terminated,

at least 30 days’ written notice to that effect. However, no such notice relating to the termination of the appointment of the Principal Agent or the Registrar shall take effect until a new Principal Agent or, as the case may be, Registrar approved in writing by the Trustee has been appointed on terms approved (such approval not to be unreasonably withheld or delayed) in writing by the Trustee. The Issuer shall procure that there are at all times (i) a Principal Agent, (ii) (if requested by the Trustee) a Paying Agent with a specified office in an European Union member state that will not be obliged to withhold or deduct tax pursuant to European Council Directive 2003/48/EC or any law implementing or complying with, or introduced in order to conform to, such Directive and (iii) a Registrar which will maintain a register of Bondholders outside Hong Kong and the United Kingdom. The termination of the appointment of any Agent shall not take effect (A) until notice thereof shall have been given to the Bondholders in accordance with Condition 19 and (B) within the period commencing 45 days immediately preceding any due date for a payment in respect of the Bonds and ending 15 days after such date.

19.2	Resignation

Any Agent may resign its appointment hereunder at any time by giving to the person(s) referred to in Clauses 19.l(a) and 19.l(b) and the Issuer at least 30 days’ written notice to that effect, provided that (a) in the case of the resignation of the Principal Agent or the Registrar, no such resignation shall take effect until a new Principal Agent or, as the case may be, Registrar approved (such approval not to be unreasonably withheld or delayed) in writing by the Trustee has been appointed by the Issuer on terms approved (such approval not to be unreasonably withheld or delayed) in writing by the Trustee, (b) no such resignation shall take effect unless upon the expiry of the notice period there are Agents as required by Clause 19.1 and the Conditions, (c) no such resignation shall take effect until notice thereof shall have been given to the Bondholders in accordance with Condition 19 and (d) no such notice shall be given so as to expire within a period commencing 30 days immediately preceding any due date for a payment in respect of the Bonds and ending 15 days after such date. Notwithstanding the above, the Issuer agrees with each Agent that if, by the day falling 10 days before the expiry of any notice referred to above, the Issuer has not appointed a replacement Agent, then the relevant Agent shall be entitled, on behalf and at the expense of the Issuer, to appoint in its place any reputable financial institution of good standing on terms approved by the Trustee.

Notwithstanding any other provision of this Clause 19, the appointment of any Agent shall forthwith terminate if such Agent becomes incapable of acting, is adjudged bankrupt or insolvent, files a voluntary petition in bankruptcy, makes an assignment for the benefit of its creditors, consents to the appointment of a receiver, administrator or other similar official of all or a substantial part of its property or assets or admits in writing its inability to pay or meet its debts as they mature or suspends payment thereof, or if a resolution is passed or an order made for the winding up or dissolution of such Agent or any analogous event occurs under any applicable law.

19.3	Delivery of records by Principal Agent on termination

If the appointment of the Principal Agent hereunder is terminated or the Principal Agent resigns its appointment hereunder, the Principal Agent shall, subject to payment of all outstanding fees and expenses, on the date on which such termination or resignation takes effect, pay to the successor Principal Agent the amounts held by it in respect of the Bonds, the Certificates relating thereto which have not been presented for payment and any other amounts held by it in respect of the Bonds and shall deliver to the successor Principal Agent Bonds surrendered to it but not yet destroyed, Conversion Notices held by it, all records concerning Bonds and the Certificates maintained by the Principal Agent pursuant to this Agreement, but shall have no other duties or responsibilities to provide services as Principal Agent hereunder.

19.4	Delivery of records by Registrar on termination

If the appointment of the Registrar is terminated or the Registrar resigns its appointment hereunder, the Registrar shall subject to payment of all outstanding fees and expenses, on the date on which such termination or resignation takes effect, deliver to the successor Registrar, the Register, all Certificates and blank Certificates held by it and all other records concerning the Bonds maintained by it pursuant to this Agreement, but shall have no other duties or responsibilities to provide services as Registrar hereunder.

19.5	Delivery of records by Agents on termination

If the appointment of any Agent is terminated or any Agent or the Registrar resigns its appointment hereunder, such Agent or the Registrar shall subject to payment of all outstanding fees and expenses, on the date on which such termination or resignation takes effect, deliver to any successor Agent or the Registrar or, if none, the Principal Agent any records or other documents concerning the Bonds maintained by it pursuant to this Agreement, but shall have no other duties or responsibilities hereunder.

19.6	Change of office

If any Agent shall change its specified office, it shall give to the Issuer, the Principal Agent and the Trustee not less than 30 days’ prior written notice to that effect giving the address of the new specified office. As soon as practicable thereafter, the Principal Agent shall give to the Bondholders, on behalf of and at the expense of the Issuer, notice of such change and the address of the new specified office in accordance with Condition 19.

20.	NOTICES

Any communication shall be by letter sent by pre-paid registered post or courier or facsimile transmission:

to the Issuer:	Asia Silicon Technology Holdings Inc.
36/F, Two Exchange Square
Central
Hong Kong

	Fax no.:	+852 2526 7638
	Attention:	Richard Li / David Fung

to the Trustee:	DB Trustees (Hong Kong) Limited
55th Floor
Cheung Kong Center
2 Queen’s Road Central
Hong Kong

	Fax no.:	+852 2203 7320
	Attention:	The Managing Director

to the Registrar:	Deutsche Bank Luxembourg S.A.
2, Boulevard Konrad Adenauer
L-1115
Luxembourg

	Fax no.:	+352 437 136
	Attention:	Coupon Paying Department

and, in the case of any of the Paying Agents,	Deutsche Bank AG, Hong Kong Branch
to the Principal Paying Agent care of:	55th Floor
Cheung Kong Center
2 Queen’s Road Central
Hong Kong

	Fax no.:	+852 2203 7320
	Attention:	Trust and Security Services

Any notice or demand sent by post as provided in this Clause shall be deemed (unless any relevant part of the postal service is affected by industrial action) to have been given, made or served three days (in the case of inland post) or seven days (in the case of overseas post) after despatch and any notice sent by fax as provided in this Clause shall be deemed to have been given, made or served 24 hours after despatch and receipt of confirmation of error-free transmission (if received during business hours and, if not, on the next business day in the place of receipt). Subject thereto, neither the non-receipt of, nor the time of receiving, any such confirmation of a notice given by fax as is referred to above shall invalidate or affect such notice or the time at which it is deemed as provided above to have been given.

Any of the parties named above may change its address for the purpose of this Clause by giving notice of such change to the other parties to this Agreement.

21.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act of 1999 to enforce any term of this Agreement.

22.	GOVERNING LAW AND JURISDICTION

22.1	Governing law

This Agreement shall be governed by and construed in accordance with English law.

22.2	Jurisdiction

(a)	Subject to paragraph (b) below, the Issuer irrevocably agrees for the benefit of the Agents and the Trustee that the courts of England are to have non-exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Agreement and accordingly submit to the non-exclusive jurisdiction of the English courts. The Issuer waives any objection to any legal action or proceedings arising out of or in connection with this Agreement (Proceedings) in such courts whether on the ground of venue or on the ground that the Proceedings have been brought in an inconvenient forum.

(b)	Nothing in this Clause 22 shall limit the right of any of the Agents or the Trustee to take Proceedings against the Issuer in any other court of competent jurisdiction nor shall the taking of Proceedings in one or more jurisdictions preclude any of the Agents or the Trustee from taking Proceedings in any other jurisdiction, whether concurrently or not.

22.3	Service of process

The Issuer irrevocably appoints Brandmine 3 Limited (Company Registration No. 05575723) of 8 Lower John Street, Golden Square, London, W1F 9AU as its authorised agent for service of process in England. The Issuer will procure that, so long as any of the Bonds are outstanding, there shall be in force an appointment of such a person with an office in England with authority to accept service as aforesaid on behalf of the Issuer and, failing such appointment within 15 days after demand by or on behalf of the Trustee, the Trustee shall be entitled by notice to the Issuer to appoint such person. Nothing herein shall affect the right to serve process in any other manner permitted by law.

23.	COUNTERPARTS

This Agreement may be executed in counterparts which when taken together shall constitute one and the same instrument.

24.	TERMINATION OF THIS AGREEMENT

This Agreement shall terminate forthwith when none of the Bonds remain outstanding.

EXHIBIT A

CONVERSION NOTICE

ASIA SILICON TECHNOLOGY HOLDINGS INC.

Tranche B U.S.$40,000,000 Floating Rate Secured Convertible Bonds due 2009 (the Bonds)

(Please read the notes overleaf before completing this Notice.)

Name:	Date:

Address:	Tel No:

*Euroclear/Clearstream Account No.:	Fax No:

(*delete as appropriate)

Signature1 :

To:	[Conversion Agent]

Cc:	Asia Silicon Technology Holdings Inc. (the Issuer)

I am/We are the holder of the Bonds specified below.

1	Total principal amount, number and identifying numbers of Bonds:

Total principal amount:

Total number of Bonds:

Identifying numbers of Bonds (if relevant)*

N.B. If necessary, the identifying numbers of the Bonds can be attached separately.

*	Not required for Bonds represented by a Global Certificate.

2	Name(s) and address(es) of person(s) in whose name(s) the Shares required to be delivered on conversion are to be registered:

Name:

Address:

Telephone Number:

Fax Number:

[1]	Where the Bonds to be converted are evidenced by a Global Certificate, the Conversion Notice need not be signed. In such a case, delivery of the Conversion Notice will constitute confirmation by the beneficial owner of the Bonds to be converted that the information in the Conversion Notice is true and accurate on delivery.

3	I/We hereby request that the certificates for the Shares together with any other securities, property or cash, including any U.S. Dollar cheque in respect of payment of an Equivalent Amount pursuant to Condition 8.3(e) required to be delivered upon conversion, be despatched to the person whose name, contact person, telephone numbers, fax number and address is given below and in the manner specified below:

Name:

Contact Person:

Address:

Account No.:

Account Name:

Telephone Number/Fax Number:

Manner of despatch:

4	[The Issuer has notified the Conversion Agents that the Issuer’s register of shareholders will be closed on the following dates:

]

N.B.

(i)	This Conversion Notice will be void unless the introductory details and Sections 1 to 4 are completed.

(ii)	Your attention is drawn to Condition 8 of the Conditions for the Bonds with respect to the conditions precedent which must be fulfilled before the Bonds specified above will be treated as effectively eligible for conversion.

(iii)	The converting Bondholder will be required to submit any necessary documents required in order to effect despatch of share certificates or other securities or property in the manner specified.

For Agent’s use only:

1	(A)	Bond conversion identification reference:

	(B)	Deposit Date:

2	Number of Shares issuable:

The Conversion Agent must complete items 1 and 2.

EXHIBIT B

NON-EXERCISE NOTICE

ASIA SILICON TECHNOLOGY HOLDINGS INC.

Tranche B U.S.$40,000,000 Floating Rate Secured Convertible Bonds due 2009 (the Bonds)

Name:	Date:

Address:	Tel No:

Fax No:

Signature:

To:	[Conversion Agent]

Cc:	Asia Silicon Technology Holdings Inc. (the Issuer)

I am/We are holder of the Bonds described below:

Total principal amount, number and identifying numbers of Bonds to be converted:

Total principal amount:

Total number of Bonds:

Identifying numbers of Bonds (if relevant)*

N.B. If necessary, the identifying numbers of the Bonds can be attached separately.

*	Not required for Bonds represented by a Global Certificate.

I/We hereby elect not to exercise the Conversion Right pursuant to Condition 8.3(a) of the Bonds.

EXHIBIT C

CONVERSION AGENT NOTIFICATION

Form of notification to be sent by facsimile transmission by an Agent to the Issuer, and, if different, the Principal Agent—see Clause 6.5.

ASIA SILICON TECHNOLOGY HOLDINGS INC.

Tranche B U.S.$40,000,000 Floating Rate Secured Convertible Bonds due 2009 (the Bonds)

To:	Asia Silicon Technology Holdings Inc. (the Issuer) (attention: [—])

To:	Principal Agent (attention: [—])

Bonds conversion identification reference:              /Tranche B Asia Silicon Technology Holdings Inc. Floating Rate Secured Convertible Bonds due 2009 (US$)/

(A)

(B)

(C)

(D)

(E)

(F)

Regards

[name of agent]

[Identifying symbol and number]

Explanation

Against the letters (A) to (F) inclusive will be inserted the following information with respect to the relevant Conversion Notice:

(A)	=	name and address of converting holder of the Bonds or accountholder of Euroclear or Clearstream, Luxembourg or other clearing system in which the Bond is held at such time;

(B)	=	identifying numbers of the Bonds;

(C)	=	number of Shares issuable to such holder of the Bonds;

(D)	=	name(s) and address(es) of person(s) in whose name(s) the Shares issuable upon conversion are to be registered;

(E)	=	the date of deposit of the Conversion Notice; and

(F)	=	name and address of person to whom, and the manner in which, share certificates and, if applicable, a cheque in respect of an Equivalent Amount pursuant to Condition 8.3(f) are to be despatched.

EXHIBIT D

NOTIFICATION FROM ISSUER

Form of notification to be sent by facsimile transmission by the Issuer to the Agent which has sent the relevant Conversion Notice—see Clause 6.5.

ASIA SILICON TECHNOLOGY HOLDINGS INC.

Tranche B U.S.$40,000,000 Floating Rate Secured Convertible Bonds due 2009 (the Bonds)

To:	[	]
as Agent

Cc:	[	]
	Fax: [	]

To:	[	]	(attention: [ ])

	[	]	(attention: [ ])

Bond conversion identification reference

(A)

(B)	(i)

(ii)

(C)

(D)

Regards

Asia Silicon Technology Holdings Inc.

Explanation

Against the letters (A) to (D) inclusive will be inserted the following information with respect to the delivery of Shares upon conversion:

(A)	=	the identification code and number of the Agent who forwarded the copy of the Conversion Notice in respect of the Bonds that have been converted;

(B)	=	(i)	the number of Shares delivered upon conversion; and

		(ii)	the amount of any cash (including any Equivalent Amount) received upon conversion;

(C)	=	the date on which the certificate or certificates for Shares and any securities, property or cash were made available for collection; and

(D)	=	if applicable, the name and address of the person to whom or to whose order the certificate or certificates for Shares and/or cash, if any, were despatched and the address to which and the manner in which they were despatched.

EXHIBIT E

REGULATIONS CONCERNING THE TRANSFER AND REGISTRATION OF BONDS

1.	Each Bond shall be in the denomination of U.S.$100,000 each and integral multiples of U.S.$1,000 in excess thereof. Certificates, each evidencing entitlement to one or more Bonds, shall be issued in accordance with the Conditions.

2.	Subject to the provisions of the regulations set forth herein and in this Agreement, the Bonds are transferable by execution of the form of transfer on each Certificate endorsed under the hand of the transferor or, where the transferor is a corporation, under its common seal or under the hand of two of its officers duly authorised in writing. In this Exhibit transferor shall where the context permits or requires include joint transferors and be construed accordingly.

3.	At the time of transfer of a Bond, the holder of that Bond must also (a) transfer the Tranche A Bond or Tranche B Bond (as the case may be) held by it to the same transferee in the same proportion as that for the Bond (or any part of it) being transferred and (b) assign to the transferee the rights of the holder of that Bond under the Registration Rights Agreement in respect of that Bond, and provided further that so long as no Event of Default is subsisting, a Bond may not be transferred, without the prior consent of the Issuer, to a person specified in a letter dated the Issue Date addressed by the Issuer to, and accepted by, the Manager in respect of Condition 4.2.

4.	The Certificate issued in respect of the Bond to be transferred must be delivered for registration to the office of a Transfer Agent or the Registrar accompanied by such other evidence (including certificates and/or legal opinions) as the Transfer Agent or the Registrar may reasonably require to prove the title of the transferor or his right to transfer the Bond and his identity and, if the form of transfer is executed by some other person on his behalf or in the case of the execution of a form of transfer on behalf of a corporation by its officers, the authority of that person or those persons to do so. The signature of the person effecting a transfer of a Bond shall conform to any list of duly authorised specimen signatures supplied by the registered holder or be certified by a recognised bank, notary public or in such other manner as the Agent or Registrar may require.

5.	The executors or administrators of a deceased holder of Bonds (not being one of several joint holders) and, in the case of the death of one or more of joint holders, the survivor or survivors of such joint holders, shall be the only persons recognised by the Issuer as having any title to such Bonds.

6.	Any person becoming entitled to Bonds in consequence of the death or bankruptcy of the holder of such Bonds may, upon producing such evidence that he holds the position in respect of which he proposes to act under this paragraph or of his title as the Transfer Agent or the Registrar shall require (including certificates and/or legal opinions), be registered himself as the holder of such Bonds or, subject to the preceding paragraphs as to transfer, may transfer such Bonds. The Issuer and the Agents or Registrar may retain any amount payable upon the Bonds to which any person is so entitled until such person shall be so registered or shall duly transfer the Bonds.

7.	Unless otherwise requested by him and agreed by the Issuer, a holder of Bonds shall be entitled to receive only one Certificate in respect of his holding.

8.	The joint holders of a Bond shall be entitled to one Certificate only in respect of their joint holding which shall, except where they otherwise direct, be delivered to the joint holder whose name appears first in the Register in respect of the joint holding.

9.	The Issuer, the Registrar and the Transfer Agents shall make no charge to the holders for the registration of any holding of Bonds or any transfer of Bonds or for the issue of any Certificates or for the delivery of Certificates at the specified office of the Agent to whom the request for registration, transfer or delivery was delivered or by uninsured post to the address specified by the holder. If any holder entitled to receive a Certificate wishes to have it delivered to him otherwise than at the specified office of such Agent or the Registrar, such delivery shall be made upon his written request to such Agent or the Registrar, at his risk and (except where sent by uninsured post to the address specified by the holder) at his expense.

10.	Each Transfer Agent will within five business days in Hong Kong of a request to effect a transfer of a Bond (or within 21 days if the transfer is of a Bond represented by a Global Certificate) deliver at its specified office to the transferee or despatch by mail (at the risk of the transferee) to such address as the transferee may request, a new Certificate in respect of the Bond or Bonds transferred. In the case of a transfer, conversion or redemption of fewer than all the Bonds in respect of which a Certificate is issued, a new Certificate in respect of the Bonds not transferred, converted or redeemed will be so delivered to the holder to its address appearing on the register of holders of Bonds.

11.	Notwithstanding any other provisions of this Agreement, the Registrar shall register the transfer of any Bond only upon presentation of an executed and duly completed form of transfer substantially in the form set forth in the Form of Certificate for Definitive Bonds in schedule 1 or the Form of Global Certificate in schedule 2 to the Trust Deed together with any other documents thereby required.

12.	The Issuer may, with the prior approval of the Registrar and the Trustee, promulgate any other regulations that they may deem necessary for the registration and transfer of the Bonds.

SIGNATORIES

IN WITNESS whereof the parties hereto have executed this Paying and Conversion Agency Agreement as of the date first above written.

ASIA SILICON TECHNOLOGY HOLDINGS INC. as Issuer

By:

DEUTSCHE BANK AG, HONG KONG BRANCH as Principal Agent

By:

DEUTSCHE BANK LUXEMBOURG S.A. as Registrar

By:

DB TRUSTEES (HONG KONG) LIMITED as Trustee

By: